Exhibit 99.1

RedEnvelope, Inc. Reports Second Quarter Fiscal 2008 Results
SAN FRANCISCO, CA (November 14, 2007) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the second fiscal quarter ended September 30, 2007.
Net revenues for the second quarter of fiscal 2008 were $15.9 million, compared to $15.5 million in the second quarter of fiscal 2007. Net loss was $(10.3) million, or $(1.08) per diluted share, compared to a net loss of $(3.7) million, or $(0.39) per diluted share in the second quarter of fiscal 2007.
Second Quarter Fiscal 2008 Business Highlights
•	Net revenues per order grew to approximately $83, compared to approximately $78 in Q2 fiscal 2007

•	Gross profit per order decreased to approximately $33 compared to $39 in Q2 fiscal 2007

•	Approximately 192,000 orders shipped, a decrease of approximately 4% from the same period of the prior year, primarily due to a reduction in customer prospecting in the second half of fiscal 2007

•	New customers grew by approximately 46,000 from the end of Q1 fiscal 2008, resulting in a total customer file of approximately 3.5 million names
Gross profit margin was approximately 39.3% in the second quarter of fiscal 2008, compared to 49.8% in the same period last fiscal year. The gross margin decrease was primarily due to a strong summer sale event and a shift in the product mix to include more market product.
Marketing expenses in the second quarter of fiscal 2008 were $3.8 million, or 23.7% of net revenues, compared to $3.2 million, or 20.4% of net revenues, in the same period last year. The increase in dollars is primarily due to higher catalog production and postage costs, and public relations activities.
Second quarter fulfillment expenses increased slightly year-over-year to $2.9 million from $2.8 million as the Company maintained operating efficiencies and a fixed level of expenses as compared to the prior year.
General and administrative expenses increased to $10.0 million in the second quarter of fiscal 2008, from $5.5 million in the comparable period last year. The increase is due to a $3.5 million non-cash charge associated with the decision to terminate development of new website technology, as well as increased personnel costs and corporate consulting projects.
As of September 30, 2007, RedEnvelope had $4.5 million in cash and short-term investments and no debt. The Company has a credit facility of up to $12.5 million (of which $4.1 million was available as of September 30, 2007), the availability of which is subject to an inventory-based formula, and a stand-by subordinated, unsecured credit arrangement for up to $2.6 million, which it believes will be sufficient to fund operations and anticipated capital expenditures through the first quarter of fiscal 2009. Beyond the first quarter of fiscal 2009, we may need to obtain equity and or additional debt financing to fund operations and capital expenditures.
At the end of the second quarter, inventory was $12.7 million, compared to $22.9 million at the end of the corresponding period of the prior year when RedEnvelope increased its investment in core products. Capital expenditures for the second quarter of fiscal 2008 were approximately $0.4 million as the Company invested in its fulfillment center and technology. The Company anticipates spending approximately an additional $0.7 million during the remainder of fiscal 2008.

The Company also reported the resignation of four Directors, the appointment of three new Directors, the retirement of the Company’s in-house General Counsel, and the appointment of the Company’s Executive Chairman, John Pound, to the position of Chief Executive Officer. Scott Galloway, speaking on behalf of the Board, said: “Our ability to attract a CEO of John’s credentials is indicative of the opportunity at RedEnvelope. John’s acceptance of the CEO position, coupled with the talent and dedication represented in our new directors, mark a turning point for the brand and the business.”
Management Discussion and Analysis
John Pound, RedEnvelope’s Chairman and CEO, made the following comments on the progress of the business:
”Our second quarter results continue to reflect the challenges of our turnaround. The downdraft created by prior-year policies, in particular, the erosion suffered in our customer file and response rates (due to over-promotion), has proven to be significant (although not unexpected, as reflected by our comments in our May press release). We are working diligently to address key issues that we expect will re-invigorate sales growth and profitability.
During our second quarter, which was comprised of the summer months prior to our Fall brand re-launch, we made a strategic decision to focus on liquidation of old and unproductive inventory to bolster our cash position. Margins in the second fiscal quarter were impacted as a result, while our cash position improved. We were very successful in bringing down our inventory levels and clearing older product. Our results for the second fiscal quarter also include a $3.5 million write-off of three-year-old efforts to upgrade our website. This positions us to develop an optimal web plan going forward. Summer is always our weakest quarter. Comparing this year’s second quarter results, excluding the $3.5 million write-down, to last year’s second quarter results, we experienced about $3.1 million in additional operating losses this year. A portion of that reflected increases in marketing and general and administrative expenses. The rest was the result of lower margins primarily due to the high percentage of revenues derived from sale product. Our interpretation of these results is that our sale strategy drove a positive customer response over the summer that offset what would otherwise have been a lower year-over-year response on non-sale merchandise — reflecting our underlying issue of customer file erosion, which is the fundamental issue that we are working to correct in upcoming seasons.
Let me offer some perspective on trends in the business since the end of the second quarter. In our Fall catalog season, we began re-launching the brand, with a new, strengthened creative voice. I am gratified that we have received much positive feedback for our strengthened brand positioning. Concurrently as I indicated in previous releases, we were not able to impact merchandising for the Fall season (due to lead times); merchandising changes lie at the core of our turnaround plan. We therefore had weaknesses in key categories and at some key price points. As a result, response rates in Fall remained low (consistent with our expectations), even as our qualitative brand statement was clearly stronger and more resonant.
We are now on the cusp of the Holiday season. This is the first season in which we were able to affect merchandising strategy at all — although still only marginally relative to our long term plans (due again to lead times). We hope to come out of Holiday season with initial data that supports our core hypotheses: that shifts in merchandising will enhance long-term productivity. We are seeing some encouraging preliminary signs in terms of response rates and product performance, but it is still too early to make any predictions, particularly in a very challenging macro environment.
Our catalogs through the first half of next year will reflect continuing and amplified change in merchandising strategy, which we believe will drive continued improvements in the business. We are particularly enthused about our Valentine’s Day book, which, we believe, will be a significant evolution in terms of both brand voice and merchandise assortment — still not perfect, but, a clear reflection of our intended long-term direction. Evolution in our merchandising strategy will continue through the year, and, beginning in the spring, we will also begin (belatedly) to test alternative customer acquisition strategies.

I’m very gratified to be able to say that we are attracting terrific new talent to the Company and the RedEnvelope brand. We have had a more than a dozen talented individuals join us in the past quarter to fill long-standing gaps in our organization; and we are glad that they have chosen to join us for the turnaround. In addition, I am also delighted to be able to announce a series of additions to our Board of Directors, as well — individuals who will add who bring critical skills and valued perspectives that will add a great deal of value to our turnaround process. Len Short brings a rich background of experience in creating and repositioning major consumer brands and catalyzing growth, including, most recently, his pioneering work with (Product) Red. Gary Heil brings to us decades of experience and involvement in many companies, from startup to mature, with a focus on building great customer-centric organizations and strategies — something that is central to our mission at RedEnvelope. Harry Casari comes to us with a wealth of background and experience serving as a financial expert on boards at public and private companies, through turnarounds and financial repositionings. The talent, skills, and involvement of these three individuals will be of great value to us over the next year, and I am delighted that they have agreed to join us in our effort at this critical juncture.
We also note the resignations of four of our incumbent Board members — Dan Lyle, Michael Dunn, Karen Edwards, and Joe Gandolfo — who have, each for independent personal reasons, decided to step down after years of service to the Company. We thank them for their efforts. And, in addition, we also report the retirement of Chris Nordquist, our General Counsel and Chief Administrative Officer, who has decided, for personal reasons, to step back from his day-to-day responsibilities. Chris, whose perspective has been invaluable to the Company, and to me personally, as we have pursued our turnaround planning will, remain an adviser to the senior management team, and continue to provide us with important counsel as we reposition the brand.
As a major investor in the Company, I continue to believe deeply in the RedEnvelope brand — with all its depth, resonance, and emotion — and in our turnaround plan. I’m very gratified by the Board’s decision to appoint me to the CEO position, and I will continue to do everything I can, along with the hugely talented team here, to drive a successful turnaround and growth process. I want to thank the senior management team, and all of our dedicated employees, for their untiring efforts in what has been a time intensive turnaround process in the past six months. It’s been an amazing effort and one that will, I believe, be well rewarded as our turnaround process establishes full traction.
Last week, we hosted a holiday event in New York City to showcase our brand re-launch, and our new holiday product. The attendance at that event, which was hosted by Thom Felicia, and the reception to our new holiday product, exceeded our expectations, and is, I believe, a particularly vivid reminder of why we all believe in what we are doing at RedEnvelope. Our attendees, including a large roster of A-list celebrities, reflect, I believe, the remarkable emotional resonance and goodwill that exists toward the RedEnvelope brand. We are gratified and thankful for their participation. We are also excited and proud of our new partnership with Mariska Hargitay, of Law & Order SVU, and our introduction in our holiday collection of the Joyful Heart Locket, to honor her Joyful Heart charitable foundation, a nonprofit organization dedicated to helping survivors of sexual assault heal their minds, bodies and spirits, and live their best lives. This partnership once again represents both the power of the brand, and a powerful opportunity: to serve our customer’s needs, and also, to give back, in important and meaningful ways, in so doing. We anticipate expanding these efforts in the coming year as well, and, through this, continuing to deepen and strengthen what we believe to be a unique brand — one with power, emotion, and a connection to the best and most compelling values held by our customer.
About RedEnvelope, Inc.
RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving. RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.

“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: any failure to obtain short-term or other financing if necessary, including any inability to obtain money under existing credit facilities due to non-compliance with borrowing requirements; marketing, advertising and customer acquisition programs and related expenditures may not achieve desired results; cost-control measures may fail to yield satisfactory results; changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned and ongoing fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; intellectual property or other claims that may have an adverse effect on our financial results product offerings or technology; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended July 1, 2007, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which document is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins ICR, Inc. agreenebaum@icrinc.com; clumpkins@icrinc.com (310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	September 30,		October 1,		September 30,		October 1,
	2007	%	2006	%	2007	%	2006	%
	(In thousands, except for per share data)

Net revenues	$15,872	100.0%	$15,531	100.0%	$40,401	100.0%	$42,389	100.0%
Cost of sales	9,630	60.7%	7,804	50.2%	21,852	54.1%	20,412	48.2%

Gross profit	6,242	39.3%	7,727	49.8%	18,549	45.9%	21,977	51.8%

Operating expenses:
Fulfillment	2,917	18.4%	2,787	17.9%	6,283	15.6%	6,206	14.6%
Marketing	3,762	23.7%	3,165	20.4%	9,960	24.7%	9,450	22.3%
General and administrative	9,972	62.8%	5,507	35.5%	16,415	40.6%	10,996	25.9%

Total operating expenses	16,651	104.9%	11,459	73.8%	32,658	80.9%	26,652	62.9%

Loss from operations	(10,409)	-65.6%	(3,732)	-24.0%	(14,109)	-35.0%	(4,675)	-11.0%
Interest income, net	78	0.5%	44	0.3%	223	0.6%	87	0.2%

Net loss	$(10,331)	-65.1%	$(3,688)	-23.7%	$(13,886)	-34.4%	$(4,588)	-10.8%

Net loss per share — basic and diluted	$(1.08)		$(0.39)		$(1.46)		$(0.49)

Weighted average shares outstanding — basic and diluted	9,523		9,424		9,521		9,325

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	April 1,	October 1,
	2007	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,498	$13,245	$3,143
Accounts receivable, net	1,059	1,050	969
Inventory	12,662	14,288	22,928
Prepaid catalog costs and other current assets	2,561	2,423	3,883

Total current assets	20,780	31,006	30,923

Property and equipment, net	6,458	8,221	7,607
Other assets	388	184	200

Total assets	$27,626	$39,411	$38,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$13,565	$12,463	$14,247
Capital lease obligations, current	170	207	207

Total current liabilities	13,735	12,670	14,454

Capital lease obligations, long-term	330	350	456
Deferred rent	410	502	594

Total liabilities	14,475	13,522	15,504

Stockholders’ equity:
Common stock	96	96	97
Additional paid-in capital	119,903	118,800	117,188
Deferred Compensation	—	(1)	—
Notes receivable from stockholders	—	(44)	(44)
Accumulated deficit	(106,848)	(92,962)	(94,015)

Total stockholders’ equity	13,151	25,889	23,226

Total liabilities and stockholders’ equity	$27,626	$39,411	$38,730

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	September 30,	October 1,
	2007	2006
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(13,886)	$(4,588)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,265	1,600
Stock-based compensation	1,059	1,234
Asset impairment	3,520	—
Other non-cash charges	(74)	(75)
Changes in current assets and liabilities:
Accounts receivable, net	(9)	85
Inventory	1,626	(3,238)
Prepaid catalog costs and other current assets	(360)	(1,039)
Accounts payable	1,198	877
Accrued expenses and other current liabilities	129	(321)

Net cash used in operating activities	(5,532)	(5,465)

Cash Flows From Investing Activities:
Maturities of short-term investments	—	11,619
Purchases of short-term investments	—	(4,857)
Repayment of note receivable	44	—
Purchases of property and equipment	(3,202)	(1,594)

Net cash (used in) provided by investing activities	(3,158)	5,168

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	45	590
Principal payments on capital lease obligations	(102)	(283)
Payment of debt issuance costs	—	(144)

Net cash (used in) provided by financing activities	(57)	163

Net decrease in cash and cash equivalents	(8,747)	(134)
Cash and cash equivalents at beginning of period	13,245	3,277

Cash and cash equivalents at end of period	$4,498	$3,143

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